CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” and to the use of our report on the 2007 financial statements of Dynamic VP HY Bond Fund, Evolution VP Managed Bond Fund, and Evolution VP All-Cap Equity Fund, dated February 21, 2008, which is incorporated by reference in this Registration Statement (Form N-1A) of Direxion Insurance Trust, to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 29 to the Registration Statement under the Securities Act of 1933 (File No. 333-93813).

/s/ Ernst & Young LLP

Chicago, Illinois
April 25, 2008